Exhibit 4.1

SHAREHOLDERS AGREEMENT

Series D Round of Financing of Hookipa Pharma Inc.

dated February 15, 2019

by and among

Prof. Dr. Daniel Pinschewer

Dr. Lukas Flatz

Dr. Andreas Bergthaler

Prof. Dr. Rudolf M. Zinkernagel

Dr. Katherine Cohen

Universität Zürich

Prof. Dr. Paul-Henri Lambert

Igor Matushansky

Sofinnova Capital VI FCPR

Forbion Capital Fund II Coöperatief U.A.

Boehringer Ingelheim Venture Fund GmbH

Takeda Ventures, Inc.

BioMedInvest II LP

667, L.P.

Baker Brothers Life Sciences, L.P.

HH HKP (HK) Limited

ImmunVax Pte. Ltd.

HBM BioCapital II LP

Gilead Sciences Ireland UC

Gilead Sciences, Inc.

Redmile Biopharma Investments I, L.P.

RAF, L.P.

Fynveur SCA

Samsara BioCapital, L.P.

as well as

Hookipa Pharma Inc.

TABLE OF CONTENTS

1.	Definitions and Interpretation	7
2.	Objectives	14
3.	Board of Directors	14
4.	Vote to Increase Authorized Common Stock	19
5.	Subsequent Increase of Share Capital	19
6.	Right of First Refusal	20
7.	Tag Along	22
8.	Effect of Failure to Comply	23
9.	Drag Along	23
10.	Remedies	24
11.	Listing and Registration Rights	25
12.	Reporting and Information Rights	30
13.	Non-Competition	31
14.	Employment Agreements	32
15.	Stock Option Plan	32
16.	Duration	33
17.	Confidential Information	33
18.	Amendments	34
19.	Miscellaneous	34
20.	Jurisdiction, Governing Law	36

This shareholders agreement is dated February 15, 2019 and entered into by and among:

(1)                     Prof. Dr. Daniel Pinschewer, born 21 August 1974, with his address at Im Zehntenfrei 5, CH-4102 Binningen, Switzerland (“Pinschewer”);

(2)                     Dr. Lukas Flatz, born 2 September 1978, with his address at Saxgasse 16, FL- 9494 Schaan, Principality of Liechtenstein (“Flatz”);

(3)                     Dr. Andreas Bergthaler, born 1 November 1977, with his address at Richard-Wagner-Platz 2/13, 1160 Vienna, Austria (“Bergthaler”);

(4)                     Prof. Dr. Rudolf M. Zinkernagel, born 6 January 1944 with his address at Rebhusstrasse 47, CH-8126 Zumikon, Switzerland (“Zinkernagel”);

Pinschewer, Flatz, Bergthaler and Zinkernagel are collectively referred to as the “Founders”, acting severally but not jointly, and each individually referred to as a “Founder”;

(5)                     Dr. Katherine Cohen, born 16 February 1963, with her address at Hermanngasse 6/44, A-1070 Vienna, Austria (“Cohen”);

(6)                     Universität Zürich, Rämistrasse 71, CH-8006 Zürich, Switzerland (“University”);

(7)                     Prof. Dr. Paul-Henri Lambert, born 10 May 1938, with his address at Chemin Jean-Baptiste Terray, 4, 1290 Versoix, Switzerland (“Lambert”);

(8)                     Igor Matushansky, born 10 August 1972, with his address at 2517 E. 65th Street, Brooklyn, NY 11234 (“Matushansky”);

(9)                     Sofinnova Capital VI FCPR, a French fonds commun de placement à risques represented by its manager (société de gestion), Sofinnova Partners, a French société par actions simplifiée having its registered office at 18, rue du 4 Septembre, 75002 Paris, France, registered with the registry of commerce and companies of Paris under number 413 388 596 (“Sofinnova”);

(10)              Forbion Capital Fund II Coöperatief U.A., represented by its manager Forbion II Management B.V., a Dutch Coöperatie U.A., having its registered office at Gooimeer 2-35, 1411 DC Naarden, registered with the trade register of the Chamber of Commerce for Gooi-, Eem- en Flevoland under number 32142139 (“Forbion”);

Forbion and Sofinnova are collectively referred to as the “Series A Investors”, acting severally but not jointly, and each individually referred to as a “Series A Investor”;

(11)              Boehringer Ingelheim Venture Fund GmbH, a German company with limited liability with its corporate seat in Ingelheim / Rhein, Germany, having its registered office at Binger Strasse 173, 55216 Ingelheim / Rhein, Germany, registered with the trade register (Handelsregister) of the Local Court of Mainz (Amtsgericht Mainz) under number HRB 42763 (“Boehringer Ingelheim”);

(12)              Takeda Ventures, Inc., a company duly organized and existing under the laws of the State of Delaware with its headquarters in California, U.S.A., having its registered office at 435 Tasso Street, Suite 300, Palo Alto, CA 94301, U.S.A., registered with the State of Delaware under file number 3440843 (“Takeda Ventures”);

(13)              BioMedInvest II LP, a company duly organized and existing under the laws of Guernsey with its registered office at St Peters House, Le Bordage, St Peter Port, Guernsey GY1 1BR registered with the trade register of Guernsey under number 1140 (“BioMedInvest”);

Forbion, Sofinnova, Boehringer Ingelheim, Takeda Ventures and BioMedInvest are collectively referred to as the “Series B Investors”, acting severally but not jointly, and each individually referred to as a “Series B Investor”;

(14)              667, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware with its headquarters in c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, NY 10014, U.S.A., having its registered office at Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, 19801, U.S.A., registered with the State of Delaware under file number 3354881 (“667”);

(15)              Baker Brothers Life Sciences, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware with its headquarters in c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, NY 10014, U.S.A., having its registered office at Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, 19801, U.S.A., registered with the State of Delaware under file number 3833212 (“Life Sciences” and, together with 667, “BBA”);

(16)              HH HKP (HK) Limited, a limited partnership duly organized and existing under the laws of Hong Kong with its registered office at Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, registered under number 2609065 (“Hillhouse”);

(17)              ImmunVax Pte. Ltd. an exempt private limited company duly organized and existing under the laws of Singapore with its registered office at 96 Robinson Road #16-04 SIF Building, Singapore 068899 (“Sirona Capital”);

(18)              HBM BioCapital II LP, a company duly organized and existing under the laws of Jersey, with its registered office at 11-15 Seaton Place, St Helier JE4 0QH, Jersey, Channel Islands, registered with the trade register of Jersey under number 1421 (“HBM”);

(19)              Gilead Sciences Ireland UC, a company duly organized and existing under the laws of Ireland, with its registered office at IDA Business & Technology Park, Carrigtohill, Co. Cork, Ireland, registered under number 259755 (“Gilead Sciences Ireland”);

The Series B Investors, 667, BBA, Hillhouse, Sirona Capital, HBM and Gilead Sciences Ireland are collectively referred to as the “Series C Investors”, acting severally but not jointly, and each individually referred to as a “Series C Investor”;

(20)              Redmile Biopharma Investments I, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware with its headquarters in One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129 (“Redmile Biopharma”);

(21)              RAF, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands with its headquarters in One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129 (“RAF” and, together with Redmile Biopharma, “Redmile”);

(22)              Fynveur SCA, a private partnership limited by shares (Société en Commandite par Actions), organized and existing under the laws of  Luxembourg, with its registered office at Valley Park, 44 rue de la Vallée, L-2661 Luxembourg, registered with the commercial register of Luxembourg under number B-147753, and being represented by Fynveur Management S. à r. L. in its capacity as Managing Partner of Fynveur (“Fynveur”);

(23)              Gilead Sciences, Inc., a Delaware Corporation (“Gilead Sciences” and, together with Gilead Sciences Ireland, “Gilead”);

(24)              Samsara BioCapital, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware with its headquarters in c/o Samsara BioCapital, LLC, 628 Middlefield Road, Palo Alto, CA 94301 (“Samsara”);

Redmile, 667, BBA, Hillhouse, Takeda, Gilead Sciences, Fynveur and Samsara are collectively referred to as the “Series D Investors”, acting severally but not jointly, and each individually referred to as a “Series D Investor”;

The Series A Investors, the Series B Investors, the Series C Investors and the Series D Investors are collectively referred to as the “Investors”, acting severally but not jointly, and each individually referred to as an “Investor”;

(25)     HOOKIPA Pharma Inc., a Delaware corporation with its business address at Alexandria Center for Life Sciences, 430 East 29th Street, 14th Floor, New York, NY 10016 (the “Company”).

The Shareholders (as defined herein) and the Company are collectively referred to as the “Parties” and each individually as a “Party”.

PREAMBLE

WHEREAS:

(A)                   In December 2011, the shareholders of Hookipa Biotech AG (the “Prior Parent”) (at that time) and the Company agreed to a financing round of the Prior Parent in the form of an ordinary share capital increase from EUR 35,000 to EUR 172,814 by issuing 137,814 new class (A) voting preference shares to the Series A Investors against payment of a total investment amount of EUR 6,965,000 (the “Series A Financing Round”).

(B)                   In October 2013, the shareholders of the Prior Parent (at that time) and the Prior Parent agreed to a further financing round of the Prior Parent in the form of three ordinary share capital increases from EUR 184,669 to in total EUR 512,797 by issuing in total 328,128 new class (B) voting preference shares to the Series B Investors against payment of a total investment amount of EUR 20,000,000 (the “Series B Financing Round”).

(C)                   In October 2016, the shareholders of the Prior Parent (at that time) and the Prior Parent agreed to a further financing round of the Prior Parent in the form of two ordinary share capital increases from EUR 544,253 to in total EUR 708,317 by issuing in total 164,064 new class (B) voting preference shares to the Series B Investors against payment of a total investment amount of EUR 10,000,000 (the “Series B Extended Financing Round”).

(D)                   In November 2017, the shareholders of the Prior Parent (at that time) and the Prior Parent agreed to a further financing round of the Prior Parent in the form of an ordinary share capital increase from EUR 708,317 to in total EUR 1,401,817 by issuing in total 693,500 new class (C) voting preference shares to the Series C Investors against payment of a total investment amount of EUR 50,001,350 (the “Series C Extended Financing Round”).

(E)                    The Company seeks further growth financing and the Series D Investors have agreed to invest in the Company a global amount of up to approximately $45,000,000 (the “Series D Financing Round”) subject to the terms and conditions of a separate investment agreement entered into on February 15, 2019 (the “Series D Investment Agreement”).

(F)                     The current capitalization table of the Company before and after the completion of the Series D Financing Round, on a fully diluted basis, will be held as set forth on Schedule ./E.

(G)                   The purpose of this Agreement is to provide for a framework for the corporate governance of the Company by setting forth certain regulations and procedures, including, without limitation, for the exercise of voting rights in the corporate bodies, the composition of such corporate bodies and the transfer of shares of the Company.

(H)                  The Shareholders Agreement by and among the Company and the Shareholders (prior to the Series D Financing Round) dated June 29, 2018 (the “Prior Agreement”) shall be superseded and replaced by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties  have agreed as follows:

1.                                     Definitions and Interpretation

1.1                              Definitions. Terms defined in the recitals or the preamble to this Agreement shall have the meaning as given to them in the recitals or the preamble to this Agreement throughout this Agreement. Further, in this Agreement, the following words and expressions shall have the following meaning:

Accepting Preferred Beneficiaries	Shall have the meaning set out in section 6.6.

Acquirer	Shall have the meaning set out in section 6.1.

Agreement	Shall mean this Shareholders Agreement.

Affiliate

Shall mean with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with (according to the Securities Act) or is a member of immediate family of such first Person. With regard to any Investor, it refers in particular to any entity of any type whatsoever, including any natural Person or legal entity, or any investment fund (i) managed or of which the control is directly or indirectly, individually or jointly held, by an Investor and/or by the management company of an Investor or (ii) managing or holding the control, directly or indirectly, individually or jointly, of any Investor. For the purpose of this definition, the term “control” shall include, directly or indirectly, ownership of fifty per cent (50%) or more of the legal or beneficial interest in any Person or possession of the power to direct or cause the direction of the management and/or policies of such Person, whether through the ownership of (voting) securities, by contract or otherwise.

BBA Director	Shall have the meaning as set forth in section 3.3(i).

BBA New Shares	Shall have the meaning set forth in section 11.7.1.

BBA Transfer	Shall have the meaning as set forth in section 3.4.

Beneficiaries	Shall have the meaning set out in section 6.1.

Board of Directors	Shall mean the Board of Directors of the Company.

Board Information	Shall have the meaning as set forth in section 3.13.

Board Observer	Shall have the meaning as set forth in section 3.12.

Certificate	Shall mean the Amended and Restated Certificate of Incorporation of the Company as the same is amended from time to time.

Commission	Shall mean the United States Securities and Exchange Commission.

Committed Transferor(s)	Shall have the meaning as set forth in section 7.1.

Common Shares	Shall mean all shares of Common Stock and Class A Common Stock (as defined in the Certificate), par value $0.0001 per share.

Common Shareholder	Shall mean each holder of Common Shares.

Competition Area	Shall have the meaning as set forth in section 13.1(i).

Director	Shall mean a member of the Board of Directors.

Dissenting Investor Appointed Director	Shall have the meaning as set forth in section 3.8.

Drag Along Right	Shall have the meaning as set forth in section 9.1.

Effective Date	Shall mean the date hereof.

EUR	Shall mean Euro.

Excluded Registration

Shall mean (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares; or (iv) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

Exercise Period	Shall have the meaning set out in section 6.6.

Fair Market Value

Shall mean the market value of a Share as determined by a fairness opinion issued by an internationally recognized valuation institution to be agreed upon (i) by approval of the Board of Directors by simple majority or (ii) in case the approval according to (i) has not been granted within 4 (four) weeks, by approval of the majority of Shares of the Company then outstanding, in each case, which shall not have performed any material engagement for the Company or any Investor for the two years prior to such engagement, applying a valuation methodology generally recognized as standard market practice in the field of corporate finance for start-up and innovative companies (i.e. discounted cash flow and variations thereof, option pricing, etc.) and also taking into consideration, if possible, comparables in the market (trade sale, IPO, etc.). The costs of the valuation shall be borne by the Company.

Forbion Transfer	Shall have the meaning as set forth in section 3.4.

Independent Directors	Shall have the meaning as set forth in section 3.1(iv).

Institutional Investors	Shall mean Sofinnova, Forbion, BioMedInvest, 667, BBA, Sirona Capital, HBM, Fynveur, Hillhouse and Redmile

Investor Appointed Directors	Shall have the meaning as set forth in section 3.1(iii).

Investors	Shall mean any holder of Preferred Shares.

IPO

Shall mean an underwritten initial public offering of the Common Shares in the Company on an internationally recognized stock exchange or regulated securities market. For the avoidance of doubt, a Qualified IPO constitutes an IPO.

Liquidation Event	Shall mean any liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined in the Certificate).

Listing	Shall mean listing of any Common Shares of the Company on any public stock exchange, or other recognised exchange for the public trading of shares, anywhere in the world.

Non-Selling Shareholder	Shall have the meaning set forth in section 7.1.

Notice of Acceptance	Shall have the meaning set out in section 6.6.

Option Pool	Shall have the meaning as set forth in section 15.1.

Ownership Percentage	Shall have the meaning set out in section 6.4.

Permitted BI Recipients	Shall have the meaning as set forth in section 17.1.

Person

Shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an investment fund, an unincorporated organisation, or a governmental entity (or any department, agency or political subdivision thereof).

Preferred Beneficiaries	Shall have the meaning set out in section 6.5.

Preferred Majority

Shall mean a vote by the holders of the simple majority (more than 50%) of the Preferred Shares (calculated on the basis of all Preferred Shares issued and outstanding at that time (on an as-converted to Common Stock basis) and not per capita).

Preferred Shares	Shall mean the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares collectively.

Proposed Sale	Shall have the meaning as set forth in section 9.2.

Qualified IPO	Shall mean a Qualified Public Offering (as defined in the Certificate).

Qualified Videoconference	Shall have the meaning as set forth in section 3.11.

Quarterly Meetings	Shall have the meaning set out in section 3.11.

Remaining Beneficiaries	Shall have the meaning set out in section 6.10.

Restricted Period	Shall have the meaning as set forth in section 13.1.

Securities Act	Shall mean the Securities Act of 1933, as amended from time to time.

Selling Investors	Shall have the meaning as set forth in section 9.1.

Series A/B Majority

Shall mean a vote by the holders of the simple majority (more than 50%) of the Series A Preferred Shares and Series B Preferred Shares (calculated on the basis of all Series A Preferred Shares and Series B Preferred Shares issued and outstanding at that time (on an as-converted to Common Stock basis) and not per capita).

Series A Investors	Shall have the meaning as set forth in the recitals.

Series A Majority

Shall mean a vote by the holders of the simple majority (more than 50%) of the Series A Preferred Shares (calculated on the basis of all Series A Preferred Shares issued and outstanding at that time and not per capita).

Series A Preferred Shares	Shall mean all shares of Series A Preferred Stock (as defined in the Certificate), par value $0.0001 per share.

Series B Investors	Shall have the meaning as set forth in the recitals.

Series B Majority

Shall mean a vote by the holders of the simple majority (more than 50%) of the Series B Preferred Shares (calculated on the basis of all Series B Preferred Shares issued and outstanding at that time and not per capita).

Series B Preferred Shares	Shall mean all shares of Series B Preferred Stock (as defined in the Certificate), par value $0.0001 per share.

Series C Investors	Shall have the meaning as set forth in the recitals.

Series C Majority

Shall mean (a) for so long as no single Series C Preferred Shareholder (or group of Affiliated Series C Preferred Shareholders) holds more than 50% of the Series C Preferred Shares, a vote by the holders of at least 60% of the Series C Preferred Shares; provided, however, that if a single Series C Preferred Shareholder (or group of Affiliated Series C Preferred Shareholders) holds more than 40% (but less than 50%) of the Series C Preferred Shares, the vote of all other Series C Preferred Shareholders in favor of any action shall be deemed approval of the Series C Majority with respect to such action and (b) for so long as any single Series C Preferred Shareholder (or group of Affiliated Series C Preferred Shareholders) holds more than 50% of the Series C Preferred Shares, a vote by the holders of the simple majority (more than 50%) of the Series C Preferred Shares (in each case, calculated on the basis of all Series C Preferred Shares issued and outstanding at that time and not per capita).

Series C Preferred Shares	Shall mean all shares of Series C Preferred Stock (as defined in the Certificate), par value $0.0001 per share.

Series C Preferred Shareholder	Shall mean a holder of Series C Preferred Shares.

Series D Investors	Shall have the meaning as set forth in the recitals.

Series D Majority

Shall mean (a) for so long as no single Series D Preferred Shareholder (or group of Affiliated Series D Preferred Shareholders) holds more than 50% of the Series D Preferred Shares, a vote by the holders of at least 60% of the Series D Preferred Shares; provided, however, that if a single Series D Preferred Shareholder (or group of Affiliated Series D Preferred Shareholders) holds more than 40% (but less than 50%) of the Series D Preferred Shares, the vote of all other Series D Preferred Shareholders in favor of any action shall be deemed approval of the Series D Majority with respect to such action and (b) for so long as any single Series D Preferred Shareholder (or group of Affiliated Series D Preferred Shareholders) holds more than 50% of the Series D Preferred Shares, a vote by the holders of the simple majority (more than 50%) of the Series D Preferred Shares (in each case, calculated on the basis of all Series D Preferred Shares issued and outstanding at that time and not per capita).

Series D New Shares	Shall have the meaning set forth in section 11.9.1.

Series D Preferred Shares	Shall mean all shares of Series D Preferred Stock (as defined in the Certificate), par value $0.0001 per share.

Series D Preferred Shareholder	Shall mean a holder of Series D Preferred Shares.

Share(s)	Shall mean any share(s) of Common Stock or Preferred Stock (as defined in the Certificate) of the Company outstanding as at the relevant date, irrespective of its (their) class or category.

Shareholder	Shall mean any holder of a Share.

Shareholders’ Meeting	Shall mean any shareholders’ meeting of the Company.

Shelf Registration Statement

Shall mean a continuously effective registration of securities pursuant to a registration statement filed with the Commission or any successor governmental agency in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

Sofinnova Transfer	Shall have the meaning as set forth in section 3.4.

SOP Escrow Agent	Shall have the meaning as set forth in section 15.2.

SOP Escrow Agreement	Shall have the meaning as set forth in section 15.2.

SOP Shares	Shall have the meaning as set forth in section 15.2.

Stock Option Plan	Shall have the meaning as set forth in section 15.1.

Tag-along Notice	Shall have the meaning as set forth in section 7.2.

Tag-along Right	Shall have the meaning as set forth in section 7.1.

Trade Sale	Shall mean the sale of the entire issued nominal share capital of the Company in a single or series of related transactions.

Transfer	Shall have the meaning set out in section 6.2.

Transfer Offer	Shall have the meaning set out in section 6.3.

Transfer Price	Shall have the meaning set out in section 6.3.

Transfer Shares	Shall have the meaning set out in section 6.3.

Transferor	Shall have the meaning set out in section 6.1.

Underwritten Offering	Shall mean a sale of Shares by the Company or an Investor to an underwriter for reoffering to the public.

USD	Shall mean United States Dollar.

1.2                              Interpretation. In this Agreement, unless the context otherwise requires:

1.2.1                    Words denoting the singular shall include the plural and vice versa;

1.2.2                    Words denoting one gender shall include each gender and all genders;

1.2.3                    references to a person include any individual, firm, body corporate (wherever incorporated), governmental authority (meaning the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing), state or agency of a state or any joint venture, association, partnership, trust, works council or employee representative body (whether or not having separate legal personality) or other entity of any kind and shall include any legal successor (by merger or otherwise) of such entity;

1.2.4                    references to any legal term or any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Austria, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.5                    any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall be deemed to read “including without limitation”;

1.2.6                    the terms hereof, herein, hereby, hereto and derivative or similar words refer to this entire Agreement, including its schedules;

1.2.7                    the terms section and schedule shall refer to the specified section or schedule of or to this Agreement;

1.2.8                    any reference to writing or written means any method of reproducing words in a legible and non-transitory form (excluding email);

1.2.9                    references to any statutory provision or to a legal or accounting principle shall include a reference to that provision or principle as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and any subordinate legislation (including regulations) made under the relevant law, except to the extent that any of these matters occurs after the date of this Agreement and increases or alters the liability of any Party under this Agreement;

1.2.10             references to contract and agreement shall be construed as a reference to that arrangement, obligation, understanding or commitment as the same may have been, or may from time to time be, amended or supplemented; and

1.2.11             references to shares in a person include a reference to the shares, membership interests or other equity interests in such person and references to shareholders shall be construed accordingly.

1.3                              Headings. The table of contents and titles and headings to sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.4                              Preamble, Schedules and Exhibits. The preamble, schedules and exhibits to this Agreement shall be deemed to be incorporated in this Agreement.

2.                                     Objectives

2.1                              The purpose of the Company is to carry out research and development in the field of vaccine for prevention and treatment of infectious diseases and cancer and to carry on any other activities incidental thereto.

3.                                     Board of Directors

3.1                              Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of Directors shall be set and remain at nine (9) directors.

3.2                              Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Shareholders at which an election of directors is held or pursuant to any written consent of the Shareholders, the following persons shall be elected to the Board of Directors:

(i)                                     BBA shall have the right (but not the obligation) to delegate one Director (the “BBA Director”), who shall be entitled to be a member of each committee of the Board of Directors (if any);

(ii)                                  Sofinnova shall have the right (but not the obligation) to delegate one Director;

(iii)                               Forbion shall have the right (but not the obligation) to delegate one Director (the Directors delegated in accordance with section 3.1(i) to (iii) together the “Investor Appointed Directors” and each an “Investor Appointed Director”); and

(iv)                              the remaining six Directors who are/will be recognized industry experts and independent of the Company and each Shareholder shall be “Independent Directors” and nominated by agreement between the Shareholders and the Company, whereby each of BBA and the Series A/B Majority shall have the right to propose one Independent Director which has to be nominated by the Shareholders and the Company unless the majority of the respective remaining (non-proposing) Shareholders object to such proposed Independent Director for good reason (together the “Independent Directors” and each an “Independent Director”).

3.3                              The right to nominate or delegate according to section 3.2 above shall include the right by an Investor (or group of Investors) to remove a Director that was delegated or elected upon nomination by such Investor (or group of Investors) according to section 3.2 above (including, for the avoidance of doubt, section 3.2 (iv)). The right to nominate or delegate shall also include the right of an Investor (or group of Investors) to fill the vacant position of a resigned member which has originally been delegated or nominated by such Investor (or group of Investors) according to section 3.2 above (including, for the avoidance of doubt, section 3.2 (iv)). For the avoidance of doubt, any (initial or subsequent) vacancy of an Investor Appointed Director must not be filled by any other Director or any other Shareholder other than the Investor entitled to delegate such Investor Appointed Director according to section 3.2.

3.4                              Upon the transfer by BBA, directly or indirectly, of 50% or more of the Series C Preferred Shares held by BBA (based on ownership as of the date hereof) to any Person not Affiliated with BBA (the “BBA Transfer”), BBA’s right to delegate an Investor Appointed Director (according to section 3.2 (i)) shall terminate and, provided that after the BBA Transfer the Series C Investors (based on ownership as of the date hereof) still hold more than 50% of the Series C Preferred Shares then outstanding, be replaced by a nomination right of the Series C Majority which shall be binding on all Shareholders. Upon the transfer by Sofinnova, directly or indirectly, of 50% or more of the Series A Preferred Shares and the Series B Preferred Shares held by Sofinnova (based on ownership as of the date hereof) to any Person not Affiliated with Sofinnova (the “Sofinnova Transfer”),  Sofinnova’s right to delegate an Investor Appointed Director (according to section 3.2 (ii)), shall terminate and, provided that after the Sofinnova Transfer the Series A Investors (based on ownership as of the date hereof) still hold more than 50% of the Series A Preferred Shares then outstanding, be replaced by a nomination right of the Series A Majority which shall be binding on all Shareholders. Upon the transfer by Forbion, directly or indirectly, of 50% or more of the Series A Preferred Shares and the Series B Preferred

Shares held by Forbion (based on ownership as of the date hereof) to any Person not Affiliated with Forbion (the “Forbion Transfer”), Forbion’s right to delegate an Investor Appointed Director (according to section 3.2 (iii)), shall terminate and, provided that after the Forbion Transfer the Series B Investors (based on ownership as of the date hereof) still hold more than 50% of the Series B Preferred Shares then outstanding, be replaced by a nomination right of the Series B Majority, which shall be binding on all Shareholders. In the event that a BBA Transfer, a Sofinnova Transfer or a Forbion Transfer, as applicable, occurs and the original Investors of the applicable series of Preferred Shares do not hold more than 50% or more of such series at the time of such transfer in accordance with the foregoing provisions of this section 3.4, in the sole discretion of the Board of Directors (in which case all Shareholders shall be obliged to exercise their voting rights to comply with the resolutions of the Board of Directors), either (a) the number of Directors shall be reduced accordingly or (b) such Investor Appointed Director(s) shall be replaced with an Independent Director(s).

Notwithstanding the foregoing, in case of an IPO the right of any Investor to delegate an Investor Appointed Director according to section 3.2 shall terminate and be replaced by a nomination right of the respective Investor.

3.5                              The Parties shall exercise their voting rights in the Shareholders’ Meeting of the Company in a way to ensure that the respective nominated Directors are also formally elected, removed or replaced as members of the Board of Directors.

3.6                              The Parties agree that an Independent Director shall be elected as Chairman of the Board of Directors. Respecting the statutory independence of the Board of Directors, the Shareholders shall exercise, to the extent legally permissible, their influence on the members of the Board of Directors and use their best efforts to ensure compliance by the Board of Directors with this section 3.6.

3.7                              The Board of Directors constitutes a quorum if all members have been invited in writing by telefax and by e-mail to the contact data announced at last and if at least four members, including at least two Investor Appointed Directors (one of whom shall be the BBA Director in case the respective meeting has been convened with an invitation period of less than fourteen days), are present or represented. The members of the Board of Directors shall be invited under adherence to a time period of fourteen days under indication of the agenda. In urgent cases, the Chairman may shorten this time period to 3 business days, or if all Directors agree, to even shorter time period. Any Director can be represented by another Director, if such Director sends a written power of attorney to the Chairman of the Board of Directors prior to the meeting. Furthermore resolutions can be given in writing by way of written consent if all Directors agree.

3.8                              The decisions of the Board of Directors require a simple majority of the Directors who are present. However, the resolutions on the approval of transactions and measures according to section 3.9 shall in addition require the consent of the simple majority of the Investor Appointed Directors (per capita).

3.9                              Without prejudice to measures and transactions subject to Board of Directors approval by operation of mandatory law, the following business measures and transactions, by the Company or a subsidiary of the Company, shall be subject to the Board of Directors’ approval:

(i)                                     A Deemed Liquidation Event as well as the appointment of a reputable independent investment bank or M&A advisor in order to advise on and/or initiate a Deemed Liquidation Event;

(ii)                                  Any sale, license or lapse by the Company of material intellectual property rights owned by the Company;

(iii)                               Approval of or any material change to the annual budget or business plan;

(iv)                              Any capital investments in tangible and/or intangible assets exceeding EUR 1,000,000 in the individual case or in total in the financial year;

(v)                                 Enter into loans, credits or any similar financing arrangement or lease arrangement in excess of EUR 2,000,000 in each particular case and of EUR 3,000,000 in each business year;

(vi)                              The granting of stock options, phantom shares or virtual shares to employees or advisors or Directors of the Company;

(vii)                           The acquisition and the disposal of participations as well as the acquisition and disposal of undertakings and businesses through purchase or divestiture, license or other transfer of assets or purchase or sale of stock of EUR 2,000,000 in each particular case and of EUR 3,000,000 in each business year;

(viii)                        Determination of general principals and business policy of the Company;

(ix)                              Execution, amendment or termination of any employment agreements granting a yearly gross salary in excess of EUR 200,000;

(x)                                 The granting of profit or turnover participations and pension commitments to the Directors, Company’s executive officers, senior management or other key employees;

(xi)                              Success fees payable by the Company to Directors and/or employees of the Company in connection with the occurrence of a Liquidation Event; and

(xii)                           Material change of compensation schemes for executives or senior management.

3.10                       The approval by the Board of Directors of the transactions and measures listed in section 3.9 that are carried out during one fiscal year is not necessary as far as these transactions and measures are included in the approved budget without any reservation by the Board of Directors for the respective fiscal year.

3.11                       The Board of Directors shall meet at least six times a year, whereof at least one meeting shall take place every quarter in person (“Quarterly Meetings”), and at least two Quarterly Meetings shall be held in New York, New York. Any Director can request the convocation of an extraordinary board meeting if such Director deems such a meeting necessary. Any Director may participate, as far as legally permissible, in any Quarterly Meeting of the Board of Directors or of a committee thereof by means of videoconference or similar communications equipment by means of which all persons participating in the meeting can see and hear each other (“Qualified Videoconference”) (thereby qualifying as an attendance in person), and the Company shall provide such means of participation for any meeting of the Board of Directors or of a committee thereof. Two meetings per year (other than Quarterly Meetings) may also be held by teleconference in which case decisions will have to be confirmed in the form of written consent in order to be legally valid.

3.12                       The Company shall invite an appointed observer of each of (i) BBA, if and as long as BBA has not nominated/delegated a BBA Director who is an employee or director of BBA or an Affiliate of BBA, and (ii) any Investor who has invested in the Company an aggregate amount of at least EUR 5,000,000 (whereby for the purpose of this provision the investment of Sirona Capital shall be deemed as an investment of Hillhouse), provided that its representative has not been delegated/nominated in accordance with section 3.1(ii) or (iii) (each such person a “Board Observer”), to attend any Board of Directors meetings and, subject to Section 3.17, each meeting of each committee of the Board of Directors (if any) as a guest, and may attend in person or by way of videoconference or teleconference. The Board Observer shall not have any voting rights in Board of Directors meetings.

3.13                       The officers of the Company shall submit reporting information required by the Board of Directors one week in advance of a Board of Directors meeting. Each Board Observer shall receive all information related to any Board of Directors meeting or otherwise provided to all Directors, including written consents, at the same time and in the same form as provided to the Directors (the “Board Information”), provided the Board Observer has submitted to sufficient confidentiality declarations in form and substance reasonably acceptable to the Company and the Investor delegating/nominating such Board Observer. Notwithstanding the foregoing sentence, the Board Observer appointed by Hillhouse, if any, shall have the right to transmit any Board Information to Sirona Capital provided that Sirona Capital has submitted to sufficient confidentiality declarations in form and substance reasonably acceptable to the Company.

3.14                       Subject to restrictions under Delaware Law, the Chairman shall be entitled to invite guests to the meetings of the Board of Directors. Such guests will be entitled to receive all related information provided that they submit to sufficient confidentiality declarations.

3.15                       Unless otherwise resolved by the Shareholders’ Meeting in respect of the Independent Directors, the members of the Board of Directors shall receive no compensation for their service. The Company, however, will cover reasonable out-of-pocket expenses (including travel expenses) of the Directors and the Board Observers, whereby with regard to flight expenses of the Board Observers the Company shall only be obliged to reimburse the costs of one transatlantic return flight per year.

3.16                       Upon reasonable request of the Investors, the Company shall enter into insurance policies for the Directors and officers, for such level of cover as the Investors may reasonably require.

3.17                       The Board of Directors shall form a compensation committee consisting of (i) at least two Investor Appointed Directors (one of whom shall be the BBA Director) and (ii) one Independent Director, which shall (a) determine any kind of remuneration to be granted to the Directors and (b) provide proposals to the Shareholders’ Meeting in respect of any kind of remuneration to be granted to the Independent Directors. For the avoidance of doubt, the Board of Directors may form additional committees (of which the BBA Director shall be entitled to be a member pursuant to section 3.2(i)), including a strategic committee; provided that the Board of Directors (with simple majority of the votes cast) may exclude any Board Observer from any meeting (or portion thereof) of any such strategic committee in the event that the Board of Directors determines, in its sole and absolute discretion, that based on reasonable grounds the presence of such Board Observer presents an actual or potential conflict of interest for the Company; the grounds for such exclusion have to be disclosed to the respective Board Observer prior to exclusion.

3.18                       Each Investor with the right to designate or participate in the designation of a Director as specified above hereby represents and warrants to the Company that, to such Investor’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”) is applicable to such Investor’s Director designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.  Any Director to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”.  Each Investor with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Investor’s knowledge, is a Disqualified Designee and (B) that in the event such Investor becomes aware that any individual previously designated by any such Investor is or has become a Disqualified Designee, such Investor shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board of Directors and designate a replacement designee who is not a Disqualified Designee.

4.                                     Vote to Increase Authorized Common Stock

4.1                               Each Shareholder agrees to vote or cause to be voted all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

5.                                     Subsequent Increase of Share Capital

5.1                              For so long as at least 15% of the Preferred Shares as of the date hereof remain outstanding and except for (i) Exempted Securities (as defined in the Certificate), (ii) in connection with a Qualified IPO or (iii) to the Series D Investors pursuant to the Series D Investment Agreement, new Shares issued by the Company must first be offered to the Investors on a pro rata basis, unless such right of first subscription has been waived with the approval of the Preferred Majority. Investors shall have 14 (fourteen) Business Days from the date of the notice of a new potential issuance to notify the Company of their decision regarding new Shares subscription and the time of payment shall be at the date and time proposed for such issuance.

5.2                              To the extent an Investor chooses not to subscribe for the Shares offered pursuant to section 5.1, the other Investors shall have a right on a pro rata basis to subscribe for such Shares unless otherwise agreed among the Shareholders.

5.3                              Shares that are not subscribed pursuant to Subsections 5.1 and 5.2 may be offered to third parties for the same price and for the same terms and conditions for a period of three (3) months following the date of notice referred to in section 5.1.

5.4                              No Shares shall be issued to a new shareholder until the new shareholder has agreed in writing to be bound by the Agreement in the same way as all other Investors.

6.                                     Right of First Refusal

6.1                              Subject to section 6.2, if any Shareholder (a “Transferor”) desires to Transfer all or part of its Shares to any Person (including another Shareholder) (an “Acquirer”), such Transferor shall first offer its Shares to the other Shareholders (the “Beneficiaries”) pursuant to the following provisions of this Section 6.

6.2                              In this section 6, a “Transfer” shall mean any transfer or disposition of all or part of the ownership rights attached to the Shares, for consideration or for free, irrespective of the legal qualification of such transfer (sale, exchange, payment in kind, gift, inheritance, liquidation of matrimonial regime, constitution of a real right, merger or similar transactions).

6.3                              The Transferor shall first send to each Beneficiary and the Company the binding offer (if applicable, in a form required by law) (the “Transfer Offer”), which shall state (i) the number and type of Shares subject to Transfer (the “Transfer Shares”), (ii) the price per Share offered by the Acquirer (the “Transfer Price”), (iii) the name and address of the Acquirer and (iv) the other terms and conditions offered to the Acquirer. Furthermore, if the Acquirer is a privately held legal entity, the Transferor shall provide the Beneficiaries with the identity of the Acquirer’s majority shareholder or beneficial owner. Finally, any Transfer Offer shall be signed by the Transferor and contain the following wording:

“The undersigned Shareholder hereby warrants, to its knowledge, that the Acquirer mentioned above is a solvent Person, acting in good faith, in its own name and not as a fiduciary. Furthermore, the undersigned Shareholder warrants that, to its knowledge, the Transfer Price is offered in good faith by the Acquirer and represents the whole consideration offered for the Transfer Shares.”

6.4                              Within 5 (five) Business Days of receipt of the Transfer Offer, the Company shall prepare and send to each Shareholder a calculation of each Shareholder’s pro rata share of the Transfer Shares, calculated by multiplying the number of Transfer Shares by the quotient of the number of Shares held by each Shareholder as of the date of the Transfer Offer divided by the number of Shares then issued and outstanding (such calculation, the “Ownership Percentage”). If the consideration offered by the Acquirer for the Transfer Shares is not cash but in kind, the Transfer Price shall be deemed to be equal to the Fair Market Value.

6.5                              First, each holder of Preferred Shares (the “Preferred Beneficiaries”) shall have a right of first refusal with respect to all Transfer Shares proportional to its respective share in the Company’s share capital (relative to the total number of Shares then held by all such Preferred Beneficiaries).

6.6                              Each of the Preferred Beneficiaries willing to exercise their right of first refusal (the “Accepting Preferred Beneficiaries”) shall give a notice thereof (a “Notice of Acceptance”) to the Transferor — with a copy to the Company and each of the other Preferred Beneficiaries — within 30 (thirty) Business Days upon receipt of the Ownership Percentage or - in case of a determination of the Fair Market Value under Section 6.4 hereof - within 30 (thirty) Business Days upon receipt of the respective valuation (the “Exercise Period”). Such Notice of Acceptance shall state the number of Transfer Shares the Accepting Preferred Beneficiary is willing to purchase. If the Notice of Acceptance states a wish for less than such Accepting Preferred Beneficiary’s pro rata share of the

Transfer, such Notice of Acceptance shall be treated as a waiver of such Accepting Preferred Beneficiary’s right of first refusal for the remainder of such Transfer Shares.

6.7                              The Transfer Shares shall be allocated between the Accepting Preferred Beneficiaries pursuant to the following principles:

(i)                           each Accepting Preferred Beneficiary shall be entitled to purchase up to its pro rata share of the Transfer Shares for the Transfer Price.

(ii)                        In the event one or more Preferred Beneficiaries does not exercise its right of first refusal in full, the unallocated Transfer Shares will be allocated to the Accepting Preferred Beneficiaries who indicated their intent to buy more than their pro rata share. Should the number of unallocated Transfer Shares be insufficient to accommodate the wishes of such Accepting Preferred Beneficiaries, such Transfer Shares shall be allocated among them pro rata to the number of Transfer Shares the Accepting Preferred Beneficiaries indicated they would be willing to purchase in their respective Notices of Acceptance.

6.8                              Within 20 (twenty) Business Days upon the receipt of timely Notices of Acceptance, the Company shall notify the Transferor and all Beneficiaries of the result of the Transfer Shares’ allocation among the Accepting Preferred Beneficiaries (the “Preferred Exercise Notification”).

6.9                              The Accepting Preferred Beneficiaries shall pay for their allocated Transfer Shares, against delivery, within 30 (thirty) Business Days from receipt of the Preferred Exercise Notification.

6.10                       Should the Preferred Beneficiaries elect not to purchase all or parts of the Transfer Shares, each of the Founders, the University and Cohen (the “Remaining Beneficiaries”) shall have a right of first refusal with respect to the remaining Transfer Shares proportional to their respective share in the Company’s share capital (relative to the total number of Shares then held by all such Remaining Beneficiaries). Sections 6.6 to 6.9 above shall apply by analogy, whereas the Exercise Period shall start upon receipt of the Preferred Exercise Notification by the Remaining Beneficiaries.

6.11                       Should the Remaining Beneficiaries elect not to purchase all or parts of the Transfer Shares, the Transferor shall be free to sell the remaining Transfer Shares to the Acquirer for exactly the same Transfer Price or a higher price and under the same conditions stated in the Transfer Offer, within 3 (three) months after the expiry of the time limit for due service of a Notice of Acceptance applicable to the Remaining Beneficiaries.

6.12                       The right of first refusal shall not apply to any Transfer made by a Shareholder (i) pursuant to a Deemed Liquidation Event or (ii) in favour of any of its Affiliates, provided the latter shall become a party to this Agreement and agree to be bound by all the existing obligations of the Transferor to the other Shareholders.  The right of first refusal shall not apply to any Transfer of up to 2,400 Common Shares made by Igor Matuchansky to Forbion, Sofinnova or any other Investor.

6.13                       Except as set forth in Section 6.12, in the event that a Person acquires Shares from a Shareholder (i) by way of inheritance or liquidation of matrimonial regime or (ii) in connection with the direct or indirect transfer of equity interests in such Shareholder, such Shareholder shall promptly notify the Company in order for the Company to notify the Beneficiaries thereof. First, the Preferred Beneficiaries willing to exercise their right of first refusal shall then give to the Company a Notice of Acceptance. Sections 6.5 to 6.13 shall apply by analogy. The Transfer Price shall be the Fair Market Value and the Shares will be purchased based on the Notices of Acceptance received and allocated among the relevant Beneficiaries.

6.14                       Irrespective of anything stated herein, no transfer of Shares shall be effected by any Party to this Agreement until the Acquirer (if not already a Shareholder) shall become a party to this Agreement and agree to be bound by all the existing obligations of the Transferor to the other Shareholders.

6.15                       In order to secure the performance of the Transferor’s obligations under this section 6, the Shares shall be registered with restricted rights of transfer upon approval of all Shareholders.

7.                                     Tag Along

7.1                              In the event that one or more Transferor(s) wish to transfer more than 50% of the entire Shares in the Company (the “Committed Transferor(s)”) (after taking into account the exercise of the Shareholders’ right of first refusal pursuant to section 6 with respect to such Shares) each Shareholder other than the Transferor(s) (each, a “Non-Selling Shareholder”) shall be entitled to demand that the Committed Transferor(s) shall arrange for a participation of such Non-Selling Shareholders who wish to participate in the respective share transfer to the Acquirer at the same price and, subject to the liquidation preference according to the Certificate, on the same terms and conditions, which apply between the Committed Transferor(s) and the Acquirer (the “Tag-along Right”). The Tag-along Right pursuant to this section 7.1 shall affect the total number of Shares of such Non-Selling Shareholders if the Committed Transferor(s) intend(s) to transfer its/their total number of Shares. If the Committed Transferor(s) intend(s) to transfer only a certain portion of its/their Shares, such Non-Selling Shareholders are entitled to transfer their Shares only in the same proportion. The Tag-Along Right may in any case also be exercised only with respect to a portion of the Shares which are comprised by the Tag-Along Right.

7.2                              The Committed Transferor(s) must notify the Non-Selling Shareholders within 3 (three) Business Days after ineffectual expiry of the Exercise Period according to section 6.6 and 6.10 if it/they still intend(s) to transfer its/their Shares. In order to exercise the Tag-along Right, a Non-Selling Shareholder must notify the Committed Transferor(s) thereof (the “Tag-along Notice”) within 10 (ten) Business Days upon receipt of the notice delivered pursuant to the previous sentence.

7.3                              In case the Acquirer is not willing to take over all Shares comprised by the Tag-along Notice, the intended share transfer has to be omitted by the Committed Transferor(s).

7.4                              No Tag-along Right shall apply with respect to Share sales and/or transfers effected for implementation of the right of first refusal pursuant to section 6 or the Tag-along Right under this section 7.

7.5                              The Tag-along Right shall not be applicable in case of a Transfer made by a Shareholder in favour of any of its Affiliates in accordance with section 6.12.

7.6                              Each Party is obliged to do or cause to be done everything which is or seems to be necessary or useful in connection with the execution of the provisions of this section 7.

8.                                     Effect of Failure to Comply

8.1                              Any proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

8.2                              If any Party becomes obligated to sell any Transfer Shares to any Beneficiary under this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Agreement,  such Beneficiary may, at its option, in addition to all other remedies it may have, send to such Party the purchase price for such Transfer Shares as is herein specified and transfer to the name of such Beneficiary (or request that the Company effect such transfer in the name of such Beneficiary) on the Company’s books any certificates, instruments, or book entry representing the Transfer Shares to be sold.

8.3                              If any Party purports to sell any Transfer Shares in contravention of the Tag-along Right (a “Prohibited Transfer”), each Non-Selling Shareholder who desires to exercise its Tag-along Right may, in addition to such remedies as may be available by law, in equity or hereunder, require such Party to purchase from such Non-Selling Shareholder the type and number of shares of Shares that such Non-Selling Shareholder would have been entitled to sell to the Acquirer had the Prohibited Transfer been effected in compliance with the terms of Section 7.  The sale will be made on the same terms, and subject to the same conditions as would have applied had the Party not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Non-Selling Shareholder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 7.  Such Party shall also reimburse each Non-Selling Shareholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Non-Selling Shareholder’s rights under Sections 7 and 8.

9.                                     Drag Along

9.1                              If the holders of at least 75% of the Preferred Shares (calculated on the basis of all Preferred Shares issued and outstanding at that time (on an as-converted to Common Stock basis) and not per capita) (the “Selling Investors”) requests the initiation of a Trade Sale, all Shareholders will be obliged to do all things without undue delay as may be necessary and reasonable to permit such Trade Sale. The Selling Investors shall notify the remaining Shareholders on such intended Trade Sale, whereas is applicable by analogy to this notice. Upon request of the Selling Investors, the remaining Shareholders shall simultaneously sell their Shares to the Acquirer, for total consideration sufficient to be allocated per Share in accordance with the Certificate, at the same price and on the same terms and conditions, which apply between the Selling Investors and the Acquirer (the “Drag Along Right”). The Drag Along Right shall also include the right of the Selling Investors to appoint a reputable investment bank or advisor in relation to the preparation and execution of the Trade Sale.

9.2                              Notwithstanding the foregoing, a Shareholder will not be required to comply with Section 9.1 in connection with any proposed Trade Sale (the “Proposed Sale”), unless:

9.2.1                              there are no representations, warranties, covenants or indemnities required to be made by such Shareholder in connection with the Proposed Sale other than reasonable and customary representations and warranties given by the Selling Investors;

9.2.2                              the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than representations and warranties by the respective Shareholder or the Company, if any, relating to the Company’s business, assets and liabilities;

9.2.3                              the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale, is several and not joint with any other Person;

9.2.4                              liability shall be limited to such Shareholder’s applicable share (determined  based on the respective proceeds payable to each Shareholder in connection with such Proposed Sale in accordance with the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder; and

9.2.5                              if any holders of any Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Shares will be given the same option.

9.3                              Section 6 (Right of First Refusal) shall not be applicable in connection with any exercise and execution of the Drag Along Right.

10.                              Remedies

10.1                       The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

10.2                       Each Common Shareholder hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board of Directors in accordance with Section 3 hereof, votes to increase authorized shares pursuant to Section 4 hereof and votes regarding any Trade Sale of the Company pursuant to Section 9 hereof, and hereby authorizes each of them to represent and vote, if and only if such Common Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Common Shareholder’s Shares in favor of the election of persons as members of the Board of Directors determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Trade Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 4 and 9, respectively, of this Agreement or to take any action necessary to effect Sections 4 and 9, respectively, of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 16 hereof.  Each Common Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 16 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

10.3                       Each Party acknowledges and agrees that each Party will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

10.4                       All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

11.                              Listing and Registration Rights

11.1                       For so long as any Preferred Shares remain outstanding, the Preferred Majority will have the right (i) to request the initiation of a Listing and (ii) to appoint a reputable investment bank or advisor in relation to a Listing, in each case ((i) and (ii)) following five years from the signing of this Agreement.

11.2                       The Company shall procure that on a Listing there shall be no restriction on the dealing in the Shares held by the Investors in the Company except for customary lock-up periods as requested by the investment banks and/or competent stock exchange.

11.3                       If the Company seeks a Listing in the United States, it will grant to each Investor the following registration rights:

11.3.1                       two demand registration rights for registration under the Securities Act of all or any portion of the Shares held by such Investor pursuant to an Underwritten Offering, provided, that in the case of any such Underwritten Offering, an Investor will be entitled to make such demand only if the total offering price of the Shares to be sold in such Underwritten Offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $10,000,000. All other Investors shall have piggybacks rights in connection with such Underwritten

Offering, provided, that the Investor exercising its demand registration right pursuant to this section 11.3.1 shall have priority in the event of any underwriter’s cutback. The piggyback registration rights provided for herein may be waived with the approval of the Preferred Majority;

11.3.2                       in addition to the demand registration rights set forth in section 11.3.1, two demand registration rights for registration under the Securities Act of all or any portion of the Shares held by such Investor on Form S-1 or similar long-form registration, which are not to be Underwritten Offerings.

11.3.3                       If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investors) any of its Common Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Investor notice of such registration.  Upon the request of each Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of subsection 11.3.4, cause to be registered all of the Shares that each such Investor has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this subsection 11.3.3 before the effective date of such registration, whether or not any Investor has elected to include Shares in such registration.  The piggyback registration rights provided for under this subsection 11.3.3 may be waived with the approval of the Preferred Majority.

11.3.4                       In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to subsection 11.3.3, the Company shall not be required to include any of the Investors’ Shares in such underwriting unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities requested by Shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Shares requested to be registered hereunder, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Shares requested to be registered can be included in such offering, then the Shares that are included in such offering shall be allocated among the selling Investors in proportion (as nearly as practicable to) the number of Shares owned by each selling Investor or in such other proportions as shall mutually be agreed to by all such selling Investors.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest one hundred (100) shares.  Notwithstanding the foregoing, in no event shall (i) the number of Shares included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Shares included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Investors may be excluded further if the underwriters make the determination described above and no other Shareholder’s securities are included in such offering.  For purposes of the provision in this subsection 11.3.4 concerning apportionment, for any selling Investor that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Investor, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Investor,” and any pro rata reduction with respect to such “selling Investor” shall be based upon the aggregate number of Shares owned by all Persons included in such “selling Investor,” as defined in this sentence.

11.4                       Upon such time as the Company shall have qualified for the use of Form S-3 (or F-3) promulgated under the Securities Act or any successor form thereto, the Company shall file a Shelf Registration Statement on Form S-3 (or F-3) and the Company shall cause the Shelf Registration Statement to be declared as effective as promptly as reasonably practicable (subject to customary deadlines). The Shelf Registration Statement shall provide for the resale of Shares from time to time, and pursuant to any method or combination of methods legally available to, as requested by those Investors that would also be deemed “affiliates” (as such term is defined in Rule 144 under the Securities Act, as amended) of the Company at the time of such request. The Company shall maintain the Shelf Registration Statement and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement effective and in compliance with the provisions of the Securities Act for so long as such Investors remain “affiliates”.

11.5                       The Company will use its best efforts to effect such registration and the entering into the registration rights agreement to provide for the registration rights set forth in sections 11.3 and 11.4 as soon as reasonably possible following receipt of such request. To the extent permitted by law, the Company will indemnify the Investors and any underwriters in connection with the registration and sale of the Shares under the registration statement on a customary basis. All expenses of a registration referred to in sections 11.3 and 11.4 (other than underwriting discounts and selling concessions to be paid by the Investors selling under the related registration statement) will be payable by the Company including the legal costs of one professional firm appointed to act on behalf of the Company.

11.6                       Registration rights according to sections 11.3 and 11.4 may be transferred to a transferee who acquires at least 5% of the Investor’s Shares provided however, that no transfer will be made to a competitor of the Company. Transfer of registration rights to a partner or shareholder of any Investor will not be subject to the foregoing restriction as to minimum shareholding.

11.7                       With respect to any IPO:

11.7.1                       Subject to compliance at all times with all applicable securities laws and regulations, the Company will use commercially reasonable efforts (which must include multiple attempts, on multiple dates, with multiple representatives of the underwriter, including the most senior underwriter personnel devoting time to such IPO, orally and in writing) to cause the managing underwriter(s) of such IPO to provide to BBA, on the same terms (including the price per share) and subject to the same conditions as are applicable to the public in such IPO, the opportunity to purchase that number of Common Shares being issued in such IPO equal to BBA’s pro rata share of the total number of Shares outstanding before such IPO (the “BBA New Shares”). BBA may apportion such BBA New Shares in such proportion as it deems appropriate, among itself and any of its Affiliates.

11.7.2                       BBA hereby acknowledges that, despite the Company’s use of its commercially reasonable efforts, the underwriter(s) for an IPO may determine in its or their sole discretion that it is not advisable to designate the maximum number of shares being issued and sold in such IPO as BBA New Shares, in which case the number of BBA New Shares may be reduced or no BBA New Shares may be designated.  BBA also acknowledges that notwithstanding the terms hereof, the sale of any BBA New Shares to any person will only be made in compliance with applicable federal, state, and local laws, rules, and regulations.

11.7.3                       The rights of BBA to purchase shares in any IPO will be conditioned upon the completion of such IPO. The Company may withdraw its registration statement for an IPO at any time without incurring any liability under this Agreement to BBA or any of its Affiliates.

11.7.4                       The rights of BBA described in this section 11.7 will terminate and be of no further force or effect as to such Investor upon a Liquidation Event.

11.8                       With respect to a Qualified IPO consummated on or prior to December 31, 2021, Gilead commits to subscribe, subject to compliance at all times with all securities laws and regulations and Gilead’s legal compliance policies and to entry into customary documentation reasonably satisfactory to Gilead, and on the same terms (including the offer price per share) and subject to the same conditions as are applicable to the public in the Qualified IPO, such number of Shares being newly issued in the Qualified IPO equal to Gilead’s pro rata share of the total number of Shares outstanding before the Qualified IPO, but not less than a subscription amount of EUR 5,000,000.00, provided, however, that, notwithstanding the foregoing, Gilead shall have no obligation to purchase a total number of Shares having an aggregate subscription amount greater than EUR 10,000,000.00 or that would result in Gilead having a pro rata share of the total number of Shares outstanding immediately after the IPO in excess of 9.9%. For the avoidance of doubt, Gilead’s obligation to subscribe for newly issued Shares in the Qualified IPO does not constitute any obligation of the Company or the underwriters in the Qualified IPO, to actually allocate any newly issued Shares to Gilead in the course of the Qualified IPO.

11.9                       With respect to any IPO consummated at least one year following the Initial Closing (as defined in the Series D Investment Agreement):

11.9.1                       Subject to compliance at all times with all applicable securities laws and regulations, the Company will use commercially reasonable efforts (which must include multiple attempts, on multiple dates, with multiple representatives of the underwriter, including the most senior underwriter personnel devoting time to such IPO, orally and in writing) to cause the managing underwriter(s) of such IPO to provide to each Series D Investor, on the same terms (including the price per share) and subject to the same conditions as are applicable to the public in such IPO, the opportunity to purchase that number of Common Shares being issued in such IPO equal to such Series D Investor’s pro rata share (based on the number of Series D Preferred Shares held by such Series D Investor) of the total number of Shares outstanding before such IPO (the “Series D New Shares”). Each Series D Investor may apportion such Series D New Shares in such proportion as it deems appropriate, among itself and any of its Affiliates.

11.9.2                       Each Series D Investor hereby acknowledges that, despite the Company’s use of its commercially reasonable efforts, the underwriter(s) for an IPO may determine in its or their sole discretion that it is not advisable to designate the maximum number of shares being issued and sold in such IPO as Series D New Shares, in which case the number of Series D New Shares may be reduced or no Series D New Shares may be designated.  Each Series D Investor also acknowledges that notwithstanding the terms hereof, the sale of any Series D New Shares to any person will only be made in compliance with applicable federal, state, and local laws, rules, and regulations.

11.9.3                       The rights of the Series D Investors to purchase shares in any IPO will be conditioned upon the completion of such IPO. The Company may withdraw its registration statement for an IPO at any time without incurring any liability under this Agreement to any Series D Investor or any of its Affiliates.

11.9.4                       The rights of the Series D Investors described in this section 11.9 will terminate and be of no further force or effect as to such Investor upon a Liquidation Event.

11.10                With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell Shares to the public without registration or pursuant to a registration on Form S-3, the Company shall:

11.10.1                use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

11.10.2                use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

11.10.3                furnish to any Investor, so long as the Investor owns any Shares, forthwith upon request (a) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S 3 (at any time after the Company so qualifies); and (b) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such Shares without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

12.                              Reporting and Information Rights

12.1                       All information provided to the Board of Directors shall be provided to the Board Observers concurrently except as per section 12.2(ii)(b) and (c).

12.2                       The Directors and any Board Observer shall have the right to provide all documents and information they receive in connection with their services as Directors or as a Board Observer, to the respective Investors having delegated/nominated such Director or Board Observer, as the case may be, provided, however, that such Director or Board Observer, as the case may be, shall not have the right to provide any such information to its respective Investors, whereby the Company has to mark such information accordingly, if (i) the Company considers, on the advice of counsel, such documents and information to be a trade secret or confidential information (unless covered by a customary confidentiality agreement entered into by the respective Investor with the Company in form and substance reasonably acceptable to the Company and the Investor) and (ii) the disclosure (a) might result in any damage to the Company, (b) would adversely affect the attorney-client privilege between the Company and its counsel or (c) would result in the Company breaching an obligation to maintain secrecy either under any agreement or by law, provided, further, that the foregoing shall in no way limit the right and/or duty, as the case may be, of the Company to disclose any information to any Director.

12.3                       The Company shall provide to each Investor the annual financial statements after approval of such statements by the Board of Directors, in any case at the latest 28 days prior to the ordinary general assembly.

12.4                       Furthermore, the Company shall provide to each Investor the following information:

12.4.1                       unaudited quarterly written reports no later than 60 days after the end of each calendar quarter including balance sheet data, liquidity status as well as a comparison of such data with the respective figures in the budget; and

12.4.2                       upon request by an Investor, monthly written reports no later than 45 days after the end of each calendar month including profit and loss statement as well as a comparison of such data with the respective figures in the budget.

12.5                       In addition, the Company shall permit Investors holding, individually, or as a group, more than 5% of the Preferred Shares (or their authorized representatives), at the respective Investors’ expense, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company during normal business hours following reasonable notice and as often as may be reasonably requested; provided, however, that the Company shall not be obliged pursuant to this section 12.5 to provide access to any information (i) that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) and (ii) the disclosure of which (A) might result in any damage to the Company, (B) would adversely affect the attorney-client privilege between the Company and its counsel or (C) would result in the Company breaching an obligation to maintain secrecy either under any agreement or by law.

12.6                       Part of the monies invested by Forbion, BioMedInvest and HBM is coming from the EIF-ERP (European Investment Fund - European Recovery Programme) and the LfA-EIF (LfA Förderbank Bayern - European Investment Fund) facilities. In connection therewith, the Company acknowledges and agrees that EIF (European Investment Fund), the German Ministry of Economic Affairs (Bundesministerium für Wirtschaft und Technologie), the German Federal Court of Auditors (Bundesrechnungshof), the LfA (LfA Förderbank Bayern) and any third party duly authorized by the LfA (LfA Förderbank Bayern) shall have the right to have unlimited access to the premises of the Company and to examine all relevant books and documents of the Company and the management of the Company. All Shareholders consent thereto.

12.7                       The Company shall further comply with the obligations set out in the management rights letters of (i) Forbion in the form as attached as Schedule ./12.7-A hereto, (ii) Sofinnova in the form as attached as Schedule ./12.7-B hereto, (iii) Boehringer Ingelheim in the form as attached as Schedule ./12.7-C hereto, (iv) Redmile in the form as attached as Schedule ./12.7-D hereto, (v) Fynveur in the form as attached as Schedule ./12.7-E hereto and (vi) Samsara in the form as attached as Schedule ./12.7-F hereto. All Shareholders consent thereto.

13.                              Non-Competition

13.1                       Each of the Founders and Cohen hereby covenants and undertakes with the Investors and as a separate covenant with the Company that he/she will not, whether directly or indirectly or whether on his/her own account or for the account of any other Person, or as agent, director, partner, manager, employee, consultant or shareholder of or in any other Person during the period starting from the Effective Date and expiring on the date on which he/she shall cease to be a Shareholder of the Company and any of its subsidiaries (the “Restricted Period”):

(i)                                                       carry on or be engaged in any business activity (beyond mere scientific research) in the area of Arenavirus vector based vaccines and Arenavirus vector based immunotherapies (the “Competition Area”) or concerned or interested in any business entity which is or is likely to be engaged in the Competition Area in anywhere in the world, whereby with respect to Cohen the non-competition under this section 13.1(i) shall not apply;

(ii)                                                    seek in competition with the Company to procure orders from or solicit or do business with any Person, who is as of the Effective Date or becomes during the Restricted Period, a client of the Company;

(iii)                                                 solicit any person who is as of the Effective Date or has been at any time during the Restricted Period hired or employed by the Company;

other than with the written consent of the Company and the Investors.

13.2                       Although the restrictions set out in section 13.1 are considered fair and reasonable, if any of the restrictions should be considered as void or as going beyond what is fair and reasonable in terms of geographical limit, period of time or range of activities, the Parties agree to substitute the void restriction by such next less extensive period of time and/or geographical limit and/or range of activities in order to render section 13.1 valid and enforceable.

13.3                       The Parties acknowledge that a breach of section 13.1 by the Founders or Cohen could cause the other Parties substantial and irreparable damages and therefore, in the event of any such breach, in addition to any other remedies which may be available, each Party shall have the right to seek performance and all other injunctive and equitable relief, in particular the right to enforce section 13.1 either by an action on the merits or through provisional measures.

13.4                       Nothing herein shall prevent Zinkernagel to provide consultancy services to existing clients who may be engaged in business which may be in competition with the business of the Company, it being understood that Zinkernagel shall keep any Company information strictly confidential from such clients and shall use Company information exclusively for the benefit of the Company.

14.                              Employment Agreements

14.1                       The Company shall ensure that each employee of the Company will enter into an employment agreement appropriate for the employee’s position, status and responsibility, on terms and conditions reasonably acceptable to the Investors.

14.2                       The Company shall ensure that each employee and consultant of the Company shall enter into an acceptable confidentiality, non-competition and intellectual property assignment agreement.

15.                              Stock Option Plan

15.1                       The Company has established a stock option scheme for the benefit of employees, officers, Directors and advisors of the Company in the form as attached hereto as Schedule ./15.1 (the “Stock Option Plan”), pursuant to which options for the subscription of in total up to 183,237 Common Shares (the “Option Pool”) have been or may be granted to the beneficiaries which shall vest, with regard to each beneficiary, over a four year vesting period, with the first 25% of the options vesting upon expiration of a twelve month period and the remaining options vesting in equal quarterly instalments over the next 36 months. Accelerated vesting provisions apply in case of an acquisition of the Company.

15.2                       According to the provisions of the Stock Option Plan (i) any options granted under the Stock Option Plan shall be held by an escrow agent (the “SOP Escrow Agent”) for and on behalf of the respective beneficiaries subject to the provisions of a separate escrow agreement, to be entered into by and between the SOP Escrow Agent, the respective beneficiaries and the Company (the “SOP Escrow Agreement”), and (ii) upon exercise of such options, the SOP Escrow Agent shall, subject inter alia to the condition precedent that the SOP Escrow Agent accedes to this Agreement, subscribe for Common Shares (the “SOP Shares”) in accordance with the Stock Option Plan for and on behalf of the respective beneficiaries and shall comply with and shall be bound by all relevant provisions of this Agreement with regard to such SOP Shares.

15.3                       Upon accession of the SOP Escrow Agent to this Agreement, the SOP Escrow Agent shall, with respect to the SOP Shares, be subject to the same rights and obligations as the Founders and Cohen with respect to their Common Shares held in the Company. Section 13 (Non-Compete) shall be applicable with respect to the beneficiaries only to the extent legally permissible but shall, in any case, not be applicable with respect to the SOP Escrow Agent.

15.4                       Any change in the person of the SOP Escrow Agent shall be subject to the condition precedent that the successor SOP Escrow Agent accedes to this Agreement.

16.                              Duration

16.1                       This Agreement shall become effective upon signing by all Parties to this Agreement and shall have effect as long as any of the Shareholders is holding any Share in the Company. The Agreement shall automatically cease to have effect (a) immediately prior to the consummation of an IPO or upon a Deemed Liquidation Event, whichever event occurs first, and (b) with respect to a particular Shareholder, upon such time as such Shareholder ceases to hold any Share in the Company. However, in case of any termination of this Agreement, its sections 17 (Confidential Information), 19.1 (Notices), 19.3 (Severability) and 20 (Jurisdiction and Governing Law) and in addition, in case of an IPO, sections 11.2 to 11.6 (Registration Rights), shall remain in force and in addition, in case of a Deemed Liquidation Event, sections 9 (Drag Along) and 10 (Remedies) shall remain in force to the extent necessary to enforce the provisions of sections 9 and 10 with respect to such Deemed Liquidation Event.

16.2                       An ordinary termination of this Agreement by a Party shall not be possible. However, unless permitted under applicable law to generally and indefinitely exclude the ordinary termination right as provided in the preceding sentence, this Agreement shall cease to have effect on 31/12/2037 in any case, unless renewed by the Parties prior to such date.

17.                              Confidential Information

17.1                       Unless otherwise provided in this Agreement, each Party undertakes to consider as strictly confidential and not to divulge, sell or transfer to any third party, this Agreement, the Series D Investment Agreement and any documents or information which it may acquire or to which it may have access in the course of its relationship with or responsibilities in the Company concerning, in particular, the activities, products, clients, the strategy, the development, the commercial or partnership agreements and the financial situation of the Company or its Affiliates unless made (i) with the prior written consent of the Parties (for this Agreement and the Series D Investment Agreement) and of the Company (for any document or information relating thereto), or (ii) as required by the applicable mandatory laws or regulations or by an alleged violation of these agreements by any other Party, or (iii) by an Institutional Investor to its directors, managers, members, officers, employees or professional advisers (including attorneys) or of its Institutional Investors’ Affiliates, or (iv) by Boehringer Ingelheim to the persons listed in Schedule ./17.1-A or, subject to consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), any other persons (together the “Permitted BI Recipients”), who have been informed by Boehringer Ingelheim of the obligations set forth under this section 17.1, whereby Boehringer Ingelheim shall procure that such Permitted BI Recipients comply with the obligations set forth under this section 17.1 or (v) by Takeda Ventures to its directors, managers, employees or advisers or to its Affiliates (including its directors, employees and advisors), subject to such Affiliate entering into a separate confidentiality agreement with the Company or (vi) to a bona fide potential investor subject to a similar confidentiality agreement, which the Party concerned will make sure of or (vii) by Gilead to the persons listed in Schedule ./ 17.1-B or, subject to consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), any other persons (together the “Permitted Gilead Recipients”), who have been informed by Gilead of the obligations set forth under this subsection 17.1, whereby Gilead shall procure that such Permitted Gilead

Recipients comply with the obligations set forth under this subsection 17.1. Information will not be regarded as confidential however, (i) if already available to the recipient party on a non-confidential basis, (ii) which becomes generally available to the public other than as a result of a disclosure by or on behalf of the recipient party in violation of the terms of this section 17.1, (iii) which becomes available to the recipient party on a non-confidential basis from a source that is not a Party, provided that such source is not known by the recipient to be legally prohibited from disclosing, or contractually bound not to disclose, such information or (iv) which is independently developed by or on behalf of the recipient party or its Affiliates without referring to the confidential information, to be evidenced by written proof. All Parties acknowledge that the Investors and at least some of the Investors’ Affiliates are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which are adverse to or compete directly or indirectly with those of the Company. Nothing in this Agreement shall otherwise preclude or in any way restrict the Investors or any Investors’ Affiliate from investing or participating in any particular enterprise whether or not such enterprise has products or services which are adverse to or compete, directly or indirectly, with those of the Company.

18.                              Amendments

18.1                       Should Shareholders representing ninety percent (90%) or more of the voting share capital of the Company agree to amend this Agreement, the remaining Shareholders shall be bound by such amendment, provided, however, that any amendment or modification to the rights, privileges or obligations of any series of the Preferred Shares shall require, in addition to the consent of at least 75% of such series of Preferred Shares, the consent of the majority of each other series of Preferred Shares, voting separately as a class, provided, further, that any such amendment or modification shall require the consent of each Shareholder negatively and unequally affected if such amendment or modification does not apply to all Shareholders in the same fashion, and provided further that Section 3 shall not be amended or modified in any way with respect to the Board Observer nominated/delegated by an Investor without such Investor’s prior written consent.

18.2                       Ratification of this Agreement by Acquirer or new investors shall not be considered an amendment of this Agreement for the purposes of section 18.1 above but shall be made in writing.

18.3                       The Shareholders hereby authorize the Company to adapt Schedule ./E in case of future share transfers and/or capital increases or decreases, so that such adapted schedule becomes an integral part of this Agreement. The adapted schedule has to be immediately circulated to all Shareholders by the Company.

19.                              Miscellaneous

19.1                       Notices; Documents. All notices and other communications under this Agreement shall be in writing in the English language and shall be given or made by courier service or by registered mail or fax (and in each such case additionally by email) or by delivery in person, to the respective Parties at the addresses set out in Schedule ./19.1 (or at such other address for a Party as shall be specified in a notice given in accordance with this subsection 19.1). Except as otherwise provided in this Agreement, each such notice shall be deemed given and receipt (i) at the time delivered by hand, if personally delivered or when receipt acknowledged, (ii) (at the latest) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged, if faxed; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next-day delivery.

19.2                       Entire Agreement. This Agreement together with schedules constitute the whole and only agreement between the Parties relating to shareholdings in the Company and supersedes and extinguishes any prior agreements, undertakings and arrangements of any nature, in each case with respect to the subject matter hereof, including, without limitation, the Shareholders Agreement by and among the Prior Parent and the Shareholders party thereto dated December 7, 2017 and the Prior Agreement.

19.3                       Severability. If any provision or any portion of any provision contained in the Agreement is invalid, illegal or unenforceable, the remaining provisions, and if a portion of any provision is unenforceable, the remaining portion of such provision shall, nevertheless, remain in full force and effect. The Parties undertake to negotiate in good faith with a view to replace such invalid, illegal or unenforceable provision or part thereof with another provision not invalid, illegal or unenforceable with the most similar effect.

19.4                       Obligation to give Effect to this Agreement. Each Party shall promptly take all necessary or desirable actions within his/her/its control (whether in his/her/its capacity as a Shareholder or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) in order to give effect to the provisions of this Agreement.

19.5                        Conflict with Constitutional Documents. In the event of a conflict or inconsistencies between the provisions of this Agreement and the governing documents of the Company, this Agreement shall prevail in all matters among and regarding the Shareholders to the extent permitted by applicable law. The Shareholders shall, so far as they are legally able, exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement and procure any amendment, including any amendment to the Certificate, required to give effect to the provisions of this Agreement or any other constitutional documents.

19.6                       No Waiver. The failure by any Party to this Agreement to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision of this Agreement.

19.7                       Assignment. Except as specifically provided in this Agreement, any rights, obligations or liabilities hereunder shall not at any time be assigned by any of the Parties without the prior written consent of the other Parties; provided, that any Party may assign this Agreement to any of its Affiliates upon written notice to the other Parties.

19.8                       Language. This Agreement has been drafted in English language. Translations thereof are for working purposes only and shall have no influence on the interpretation of the Agreement.

19.9                       Counterparts. This Agreement may be executed in so many counterparts as there are parties to it, each of which shall constitute an original, and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument.

Execution copies may be delivered by telefax or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

20.                              Jurisdiction, Governing Law

20.1                       Jurisdiction. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or federal courts of the State of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

20.2                       Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, United States, without giving effect to its conflict of laws provisions.

LIST OF SCHEDULES

Schedule ./E	Shareholder Structure Pre- and Post-Investment
Schedule ./12.7-A	Management Rights Letter Forbion
Schedule ./12.7-B	Management Rights Letter Sofinnova
Schedule ./12.7-C	Management Rights Letter Boehringer Ingelheim
Schedule ./12.7-D	Management Rights Letter Redmile
Schedule ./12.7-E	Management Rights Letter Fynveur
Schedule ./12.7-F	Management Rights Letter Samsara
Schedule ./15.1	Stock Option Plan
Schedule ./17.1-A	Permitted BI Recipients
Schedule ./17.1-B	Permitted Gilead Recipients
Schedule ./19.1	Addresses for Notices

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

Prof. Dr. Daniel Pinschewer Dr. Andreas Bergthaler Dr. Lukas Flatz Prof. Dr. Rudolf M. Zinkernagel Dr. Katherine Cohen Universität Zürich Prof. Dr. Paul-Henri Lambert Igor Matushansky Sofinnova Capital VI FCPR Forbion Capital Fund II Coöperatief U.A. Boehringer Ingelheim Venture Fund GmbH Takeda Ventures, Inc. BioMedInvest II LP 667, L.P. Baker Brothers Life Sciences, L.P. HH HKP (HK) Limited

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

ImmunVax Pte. Ltd.  HBM BioCapital II LP Gilead Sciences Ireland UC Gilead Sciences, Inc. Redmile Biopharma Investments I, L.P. RAF, L.P. Jeremy Green Managing Member of the General Partner and the Management Company Jeremy Green Managing Member of the General Partner and the Management Company Fynveur SCA  Anne Goffard Member of the Managing Board of Fynveur Management SàRL, the Managing Partner of Fynveur SCA The Company  HOOKIPA Pharma Inc.

Samsara BioCapital, L.P. Srini Managing Member of Samsara Biocapital GP, LLC, the General Partner of Samsara BioCapital, L.P Signature Page to Shareholders Agreement of HOOKIPA Pharma Inc.

Samsara BioCapital, L.P. Srinivas Akkaraju, MD, PhD Managing Member of Samsara Biocapital GP, LLC, the General Partner of Samsara BioCapital, L.P

Schedule ./E

Shareholder Structure

(Pre- and Post-Series D Financing Round)

Schedule ./12.7-A

Management Rights Letter Forbion

Schedule ./12.7-B

Management Rights Letter Sofinnova

Schedule ./12.7-C

Management Rights Letter Boehringer Ingelheim

Schedule ./12.7-D

Management Rights Letter Redmile

Schedule ./12.7-E

Management Rights Letter Fynveur

Schedule ./12.7-F

Management Rights Letter Samsara

Schedule ./15.1

Stock Option Plan

Schedule ./17.1-A

Permitted BI Recipients

Schedule ./17.1-B

Permitted Gilead Recipients

Schedule ./19.1

Addresses for Notices